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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm in the Registration Statement (Form S-8 to be filed on or about December 18, 1998) pertaining to the Amended and Restated 1992 Employee Stock Plan, the Amended and Restated Non-Employee Director Stock Option Plan, and the Consultancy and Stock Option Agreement dated March 2, 1998, of BRE Properties, Inc., and to the incorporation by reference therein of our report dated January 14, 1998, with respect to the consolidated financial statements and related schedules of BRE Properties, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



San Francisco, California
December 14, 1998